Exhibit 99.1

Sun Country, Inc. Completes Private Offering of $188,277,000 Enhanced Equipment Trust Certificates

MINNEAPOLIS, March 31, 2022 (GLOBE NEWSWIRE) — Sun Country, Inc. (“Sun Country”), a wholly owned subsidiary of Sun Country Airlines Holdings, Inc. (NASDAQ: SNCY), today announced the completion of an offering of Enhanced Equipment Trust Certificates (the “Certificates”) which will be used to obtain financing secured by 13 Boeing 737-800 aircraft. Five of the 13 aircraft are currently owned and are being refinanced, two of the aircraft are currently owned outright, four of the aircraft are expected to be acquired on or about the initial funding date, and the remaining two aircraft are under lease and are to be purchased from the lessors under purchase options in the respective lease contracts. Sun Country received gross proceeds of $172,507,000 in respect of 12 of the aircraft on March 31, 2022, and expects to receive an additional $15,770,000 of gross proceeds in respect of the thirteenth aircraft on or before September 15, 2022.

The offering is comprised of $142,830,000 Class A Certificates and $45,447,000 Class B Certificates. Each class of Certificates represents an interest in its respective pass-through trust. The trusts used the proceeds from the offering to acquire equipment notes that will be secured by the Boeing 737-800 aircraft.

The Class A Certificates have an interest rate of 4.84% per annum and a final expected distribution date of March 15, 2031. The Class B Certificates have an interest rate of 5.75% per annum and a final expected distribution date of March 15, 2029. The two tranches of Certificates have a weighted average interest rate of 5.06%.

The Certificates were offered and sold in reliance on exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”) for offers and sales of securities that do not involve a public offering solely to persons who are “accredited investors” within the meaning of paragraph (1), (2), (3) or (7) of Rule 501(a) of Regulation D under the Securities Act. The Certificates will not be registered under the Securities Act or any other securities laws of any jurisdiction and will not have the benefit of any exchange offer or other registration rights. The Certificates may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Certificates nor shall there be any sale of the Certificates in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Sun Country

Sun Country Airlines is a new breed of hybrid low-cost air carrier that dynamically deploys shared resources across our synergistic scheduled service, charter and cargo businesses. Based in Minnesota, we focus on serving leisure and visiting friends and relatives (“VFR”) passengers and charter customers and providing CMI service to Amazon, with flights throughout the United States and to destinations in Mexico, Central America, Canada and the Caribbean.

For photos, b-roll and additional company information, visit www.suncountryview.com/newsroom/multimedia/.

Investor Relations

Chris Allen

651-681-4810

IR@suncountry.com